Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

DOORDASH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to DoorDash, Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”)	Rule 457(c) and Rule 457(h)	9,760,000(2)	$64.20(3)	$ 626,592,000	$0.0000927	$58,085.08

Total Offering Amounts					$626,592,000		$58,085.08

Total Fee Offsets							—(4)

Net Fee Due							$58,085.08

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the Registrant’s Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)	Consists of shares of the Registrant’s Class A Common Stock underlying the shares reserved for issuance under the Inducement Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $64.20 per share, which is the average of the high and low prices of Class A Common Stock, as reported on the New York Stock Exchange, on May 24, 2022.

(4)	The Registrant does not have any fee offsets.